Exhibit 10.10

AIR METHODS CORPORATION

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Award Agreement”) is made and entered into as of _____________ between Air Methods Corporation, a Delaware corporation (the “Company”), and _____________ (the “Participant”).

WHEREAS, the Board has adopted, and the stockholders have approved, the 2015 Equity Incentive Plan (the “Plan”), effective as of May 20, 2015, in order to advance the interests of the Company and its Subsidiaries through the motivation, attraction and retention of its employees and consultants (including nonemployee directors);

WHEREAS, the Plan provides for the granting of restricted stock units to eligible participants as determined by the Compensation Committee (the “Committee”);

WHEREAS, capitalized terms, which are not defined herein, shall have the meaning set forth in the Plan; and

WHEREAS, the Committee has determined that the Participant is a person eligible to receive a grant of restricted stock units under the Plan and has determined that it would be in the best interest of the Company to grant the Restricted Stock Units (as defined herein) to the Participant as provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.	Grant of Restricted Stock Units.

1.1           The Company granted to the Participant, on _____________ (the “Grant Date”), _____________ restricted stock units (individually and collectively referred to as the “Restricted Stock Units”), subject to such conditions as are provided for in the Plan and this Award Agreement. Each Restricted Stock Unit represents the right, upon vesting, to receive one share of the Company’s common stock, $0.06 par value per share (the “Common Stock”).

1.2           No Restricted Stock Unit shall vest unless the Company’s fiscal year ______ fully diluted earnings per common share (“EPS”) as reported in the Company’s Annual Report on Form 10-K for the ______ fiscal year as filed with the Securities and Exchange Commission (the “______ Form 10-K”) is equal to or greater than $______, after taking into account the expensing of officer bonuses under the ______ Executive Short Term Incentive Plan (the “162(m) Performance Goal”). If the 162(m) Performance Goal is not satisfied, all Restricted Stock Units granted pursuant to this Award Agreement shall be forfeited and cancelled as of the date of the filing of the ______ Form 10-K.

1.3           If the 162(m) Performance Goal is satisfied, the vesting schedule for the Restricted Stock Units shall be as follows: the first third will vest on ______; the second third will vest on ______; and the final third will vest on ______ (each such period, a “Vesting Period”).

1.4           Notwithstanding the foregoing and subject to Section 3 below, the Restricted Stock Units shall vest only if the Participant’s service with the Company as an Eligible Person is not interrupted or terminated (“Continuous Service”) from the Grant Date through the last day of each Vesting Period. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company and/or any Subsidiary. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave or any other personal leave. Upon the termination of the Participant’s Continuous Service prior to the end of the last Vesting Period, other than as provided in Section 3 below, all Restricted Stock Units attributable to Vesting Periods that have not yet been satisfied shall be forfeited and cancelled, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in the forfeited Restricted Stock Units.

1.5           Participant acknowledges receipt of a copy of the Plan, and agrees that this grant of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto. The Plan is incorporated herein by reference as a part of this Award Agreement.

2.	Rights of Participant.

2.1           Except as provided herein, Participant has no stockholder rights with respect to the Restricted Stock Units.          The Participant’s right to receive Common Stock under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

2.2           Restricted Stock Units shall have related dividend equivalent rights, which shall entitle Participant, upon the vesting of Restricted Stock Units, to receive an additional amount in cash equal to the value of all dividends and distributions made between the Grant Date and the vesting date with respect to a number of shares of Common Stock equal to the number of Restricted Stock Units vesting on such date (the “Dividend Equivalent Amounts”). The Dividend Equivalent Amounts shall be accumulated and paid as soon as reasonably practicable following, and in no event more than thirty (30) days following, the vesting date of the Restricted Stock Units to which they relate. In the event the related Restricted Stock Units are forfeited, the accumulated Dividend Equivalent Amounts will also be forfeited.

2.3           Restricted Stock Units (and related rights) may not be sold, assigned, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise.

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3.	Accelerated Vesting of Restricted Stock Units.

3.1           As provided in Section 7.2 of the Plan, if a Change in Control shall be deemed to have occurred, any unvested Restricted Stock Units held by Participant shall become fully vested if the Administrator (as defined in the Plan) has not made appropriate provisions for the substitution, assumption, exchange or other continuation of the Restricted Stock Units pursuant to the Change in Control; provided that even if the Administrator has made appropriate provisions for the substitution, assumption, exchange or other continuation of the Restricted Stock Units pursuant to the Change in Control, any unvested Restricted Stock Units held by Participant may become fully vested in the discretion of the Administrator.

3.2           Notwithstanding Section 1.4 above, if Participant’s Continuous Service is terminated prior to the vesting of the Restricted Stock Units as a result of Participant’s death, Disability, or Retirement, then the Committee, in its sole discretion, may, but need not, accelerate in full or in part any then-unvested Restricted Stock Units; provided, however, that in no event shall accelerated vesting occur in the event the 162(m) Performance Goal is not achieved.

3.3           For purposes of this Award Agreement:

(a)          “Disability” shall mean the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the duties and obligations to the Company and/or a Subsidiary performed by such person immediately prior to such disability for a period of at least six (6) months, as determined in the good faith judgment of the Committee.

(b)          “Retirement” shall mean a Participant’s retirement from the Company or a Subsidiary (A) on or after attaining the age of 55 and completing at least ten (10) years of service to the Company or any Subsidiary; or (B) on or after attaining the age of 65.

4.          Delivery of Shares. As soon as reasonably practicable (and in all events within 74 days) after the Restricted Stock Units have vested (e.g. upon the satisfaction of a Vesting Period, the occurrence of a Change in Control, vesting upon death, Disability, or Retirement, etc.), a stock certificate (which may be in electronic form) for such number of shares of Common Stock equal to the number of vested Restricted Stock Units in the name of the Participant shall be delivered to the Participant (or, in the case of Participant’s death or Disability, to the Participant’s estate or guardian), subject to the Company’s collection of applicable withholding taxes in accordance with Section 8 below. All shares of Common Stock issuable to the Participant shall be issued under the Plan, and the Company shall at all times ensure that there are sufficient shares reserved for issuance under the Plan to satisfy its obligations hereunder.

5.          No Right to Continued Employment. Nothing in this Award Agreement or the Plan shall confer upon the Participant the right to maintain its relationship with the Company or any Subsidiary, whether as an employee or consultant, nor shall it interfere in any way with any right of the Company, or any such Subsidiary, to terminate its relationship with the Participant at any time for any reason whatsoever, with or without cause.

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6.	Prohibited Activities.

6.1           During the term of the Participant’s employment and for a period of six months after termination of employment (the “Restricted Period”), the Participant will not:

(a)          be employed, including as an employee, consultant or otherwise, by any person or entity that is engaged in the business of air medical emergency transport services and systems or the business of helicopter tourism;

(b)          directly or indirectly hire or solicit an employee who is or, at any time during the three months prior to Participant’s termination of employment, was an employee of the Company or any Subsidiary; or

(c)          usurp any corporate opportunity of the Company or otherwise interfere with the relationship between the Company and/or its Subsidiaries and any person or entity with whom the Company and/or a Subsidiary is conducting, proposes to conduct or has during the six months prior to Participant’s termination of employment conducted any business activities.

6.2           The Participant and the Company acknowledge that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by the Company in the event the Participant breaches any of the provisions contained in Section 6.1 (each, a “Prohibited Activity”). The Participant and the Company hereby agree that the reasonable estimate of said damages shall be an amount equal to the amount recognized by the Participant as income (net of taxes withheld) with respect to any Restricted Stock Units that vested within six months prior to the date of termination of Participant’s employment (the “Clawback Amount”). The right to receive the Clawback Amount shall be the Company’s sole remedy in the event of the occurrence of a Prohibited Activity. The Clawback Amount shall be paid by the Participant within 15 days after occurrence of the Prohibited Activity and may be payable in cash or an equivalent amount of Common Stock, at the option of the Participant.

6.3           In the event the Participant is subject to any other non-competition provisions, which are set forth in an agreement between the Participant and the Company and/or a Subsidiary, including without limitation, an employment agreement and/or a non-competition agreement, the terms of such non-competition provision shall apply in addition to the restrictive covenants set forth in this Section 6.

7.          Adjustments Upon Recapitalization. If, by reason of a recapitalization or other change in corporate or capital structure, the Participant shall be entitled to new, additional or different shares of stock or securities of the Company or any successor Company or entity or other property pursuant to Section 7.1 of the Plan, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Stock Units immediately prior to such recapitalization or other change in corporate or capital structure.

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8.          Withholding of Taxes. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, the Participant may elect to satisfy the Participant’s federal and state tax withholding obligations arising from the settlement of any vested Restricted Stock Units, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, or (ii) having the Company withhold a portion of the Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.

9.          Modification of Award Agreement. Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10.         Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

11.         Governing Law. This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

12.         Successors in Interest. This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and upon the Participant’s heirs, executors, administrators and successors.

AIR METHODS CORPORATION

By:
Name:
Title:

PARTICIPANT

Name:

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